Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2025 Incentive Award Plan of Shake Shack Inc. of our reports dated February 29, 2024, with respect to the consolidated financial statements of Shake Shack Inc.,  and the effectiveness of internal control over financial reporting of Shake Shack Inc., included in its Annual Report (Form 10-K) for the year ended December 27, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 17, 2024